EXHIBIT 10.(C)

AMENDMENT TO EMPLOYMENT AGREEMENT WITH JOHN C. MILLMAN

March 18, 2005

Mr. John C. Millman, President
Sterling Bancorp
650 Fifth Avenue
New York, New York  10019

Dear Mr. Millman:

This will confirm the following amendment to your Amended and Restated Employment Agreement, dated as of March 22, 2002, with our Company which was last amended by letter agreement dated February 24, 2004:

The date in the third line of Paragraph 1 (captioned “Term”) is amended to December 31, 2007.

The foregoing amendment was adopted by the Compensation Committee and approved by the Board of Directors at its February 17, 2005 meeting.

Kindly sign and return the enclosed copy to the Company in order to confirm your understanding and acceptance of the foregoing amendment.

Sincerely, Sterling Bancorp
By:	/s/ Monica S. Lercher
Monica S. Lercher

Agreed:

/s/John C. Millman

John C. Millman